Exhibit 99.1

Filed by PacWest Bancorp pursuant to Rule 425

under the Securities Act of 1933 and deemed

filed pursuant to Rule 14a-12 under the Securities

Act of 1934

Subject Company: CU Bancorp

Commission File No.: 001-35683

2017 Second Quarter Results Investor Presentation

This communication contains certain “forward-looking statements” about PacWest Bancorp (the “Company”) and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, goals, and projections and including statements about our expectations regarding our pending acquisition of CU Bancorp (“CUB”), allowance for loan and lease losses, credit trends, deposit growth, profitability, capital management, including reducing excess capital, interest rate risk ,and operating expenses. All statements contained in this communication that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such forward-looking statements for a variety of factors, including without limitation: higher than anticipated delinquencies, charge-offs and loan and lease losses; reduced demand for our services due to strategic or regulatory reasons; changes in economic or competitive market conditions could negatively impact investment or lending opportunities or product pricing and services; credit quality deterioration or pronounced and sustained reduction in market values or other economic factors which adversely affect our borrowers’ ability to repay loans and leases and/or require an increased provision for loan and lease losses; compression of the net interest margin due to changes in our interest rate environment, loan products, spreads on newly originated loans and leases and/or asset mix; the impact of asset/liability repricing risk and liquidity risk on net interest margin and the value of investments; higher than anticipated increases in operating expenses; increased costs to manage and sell foreclosed assets; the need to retain capital for strategic or regulatory reasons; the financial performance of the Company; increased litigation; increased asset workout or loan servicing expenses; higher compensation costs and professional fees to retain and/or incent employees; our ability to complete future acquisitions, including the pending CUB acquisition, and to successfully integrate such acquired entities or achieve expected benefits, synergies and/or operating efficiencies within expected timeframes or at all; the Company’s ability to obtain regulatory approvals and meet other closing conditions to the pending CUB acquisition on the expected terms and schedule; changes in our stock price before completion of the pending CUB acquisition, including as a result of financial performance of the Company or CUB prior to closing; the reaction to the pending CUB acquisition of the companies’ customers, employees and counterparties; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our business and business strategies; and other risk factors described in documents filed by the Company with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements included in this communication are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. Forward-Looking Statements

Company Overview 4 Second Quarter Highlights 8 Investment Securities 14 Loans and Leases 16 Credit Quality 27 Deposits 31 Net Interest Margin 34 Controlled Expenses 39 Acquisitions 42 Strong Franchise Value 47 Non-GAAP Measurements 50 Presentation Index

Company Overview

We are a commercial bank focused on core deposit growth paired with national lending and venture banking platforms NASDAQ traded (PACW) with a market capitalization of $5.8 billion (1) Average daily trading volume of 802,207 shares over the last year (1) Dividend: $2.00 per share, 4.17% yield (1) 5th largest publicly-traded bank headquartered in California with total assets of $22.2 billion, loans and leases of $15.7 billion and deposits of $16.9 billion at June 30, 2017 Profitable Growth Net earnings of $93.6 million, ROAA of 1.71% and ROATE of 16.06% for 2Q17 Industry leading tax equivalent NIM of 5.21% in 2Q17 Loan and lease production of $1.1 billion in 2Q17 ($4.1 billion FY2016) $13.2 billion of core deposits with total cost of deposits of 25 basis points for 2Q17 Efficiency ratio of 40.3% in 2Q17 Experienced acquirer with 28 bank and finance company acquisitions since 2000 Announced CUB acquisition on April 6, 2017. CUB will add approximately $3.0 billion in assets, $2.2 billion in loans and $2.6 billion in deposits. Closing expected in 4Q17. Analyst coverage: BMO Capital Markets, D.A. Davidson & Co., FIG Partners, FBR & Co., JMP Securities, Keefe, Bruyette & Woods, Piper Jaffray, Raymond James, Sandler O’Neill & Partners, Stephens Inc., Wedbush Morgan, Wells Fargo Securities (1) As of July 31, 2017 Company Overview

Business Model Community Banking National Lending Venture Banking Pacific Western Bank Attractive branch network with 74 full service branches in California Offers a full suite of deposit products and services, including on-line banking Focused on business lending products, including commercial real estate Limited consumer loan offerings Borrower relationships generally include a deposit account Efficient deposit model with average branch size of $147 million Diversified by loan and lease type, geography and industry Asset-Based Lending (ABL) Lender Finance & Timeshare, Equipment Financing, Healthcare & General ABL Cash Flow Lending Technology, Healthcare and Security Commercial Real Estate General, Multifamily, SBA, Healthcare and Construction Focus on small to middle market businesses Expertise in niche segments limits new competitors Borrower relationships may include deposit accounts and treasury services Five banking groups: Technology, Life Sciences, Equity Funds Group, Structured Finance, Specialty Finance Operates a single branch in Durham, NC with $6.0 billion in deposits Offices located in key innovative hubs across the United States Offers a comprehensive suite of financial services for venture-backed companies and their venture capital and private equity investors Provides comprehensive treasury management solutions, including credit cards and international-related products and services to clients Borrower relationships almost always include a deposit account Operates Square 1 Asset Management (registered investment advisor)

Source: SNL Financial and FactSet Research Systems; Market data as of 7/31/2017. Note: KBW Regional Bank Index (KRX) includes 50 institutions with a median market cap of $4.2 billion as of 7/31/2017; median weighted by market capitalization. Five Year Total Return

Second Quarter Highlights

See “Non-GAAP Measurements” slides beginning on page 50. Second Quarter Highlights Robust Earnings Net earnings of $93.6 million Diluted EPS of $0.77 ROAA and ROATE of 1.71% and 16.06% Industry Leading Net Interest Margin Tax equivalent NIM of 5.21%, up 5 basis points from 1Q17 Total discount accretion on acquired loans contributed 16bps to the 2Q17 NIM Yield on average loans and leases of 6.07%, up 13 basis points from 1Q17 Low Efficiency Ratio Efficiency ratio of 40.3% Average branch size of $225 million in deposits Noninterest expense to average assets of 2.15% Profitable Deposit Base Total cost of deposits of 25 bps $449 million core deposit growth Substantial core deposit growth from Square 1 Bank Division Loan and Lease Production and Credit Quality Loan and lease production of $1.1 billion NPAs to total loans and leases and foreclosed assets, excluding PCI loans, of 1.20% Non-PCI credit loss allowance of 1.02% Sold or contracted to sell loans totaling $221.1 million to reduce exposure primarily in our healthcare portfolios (see slide 13) Non-PCI classified loans and leases reduced by $84.4 million, or 20%, in 2Q17 Strong Capital Levels Tangible common equity ratio of 11.75% (1) CET1 and total capital ratios of 12.28% and 15.42% Tangible book value per share of $19.40 (1)

See “Non-GAAP Measurements” slides beginning on page 50. . Financial Highlights ? ($ in millions, except per share amounts) 2Q17 1Q17 Q / Q Total Assets 22,247 $ 21,927 $ 1% Loans and Leases Held for Investment, net 15,543 $ 15,557 $ 0% Total Deposits 16,875 $ 16,331 $ 3% Core Deposits 13,218 $ 12,769 $ 4% Net Earnings 93.6 $ 78.7 $ 19% Earnings Per Share 0.77 $ 0.65 $ 18% Return on Average Assets ("ROAA") 1.71% 1.47% 0.24 Return on Average Tangible Equity ("ROATE") 16.06% 13.90% 2.16 Tangible Common Equity Ratio (1) 11.75% 11.67% 0.08 Tangible Book Value Per Share (1) 19.40 $ 18.95 $ 2% Net Interest Margin 5.21% 5.16% 0.05 Efficiency Ratio 40.3% 41.4% -1.1

Solid Earnings Track Record ($ in millions, except Diluted EPS) 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Net Earnings 69.6 $ 71.8 $ 90.5 $ 82.2 $ 93.9 $ 85.6 $ 78.7 $ 93.6 $ Diluted EPS 0.68 $ 0.60 $ 0.74 $ 0.68 $ 0.77 $ 0.71 $ 0.65 $ 0.77 $ $- $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 Diluted EPS Millions Net Earnings Diluted EPS

Source: SNL Financial using data as of 7/31/17 Solid Capital Position – 2Q17

2Q17 Loan Sales/Loans Held For Sale In 2Q17, a decision was made to reduce our healthcare exposure due to recent portfolio and industry trends. Sold three individual healthcare loans in 2Q totaling $36.7 million for gains totaling $0.6 million Transferred loans with balances totaling $175.2 million (inclusive of charge-offs of $7.2 million) to loans held for sale (“LHFS”) at June 30th. One transaction to sell a $39.5 million healthcare real estate loan One transaction to sell 20 loans with balances totaling $142.9 million and unfunded commitments of $19.3 million Buyer provided 54% of funds; PWB financing provided 46% of funds Both transactions closed in July Remaining healthcare cash flow portfolio contains two non-pass rated credits of $26.1 million at June 30, 2017 Impact to 2Q results and financial statements $175.2 million classified as LHFS on balance sheet Gross charge-offs in 2Q include $7.2 million to record LHFS at lower of cost or market (“LOCOM”) Decreased provision for loan losses due in part to release of general reserves on loans transferred to LHFS in excess of LOCOM charge-offs Decrease in reported nonaccrual loans of $5.3 million Decrease in reported classified loans of $44.8 million $1.1 million noninterest expense charge recorded related to sold unfunded commitments Healthcare Cash Flow, $123.7mm General Cash Flow, $12.0mm Healthcare Real Estate, $39.5mm LHFS by Loan Type Total = $175.2mm Substandard, $44.8mm Special Mention, $35.3mm Pass, $95.1mm LHFS by Risk Rating

Investment Securities

3.45% overall portfolio tax equivalent yield (2) (1) Fair value (2) Yield is for 2Q17 Investment Portfolio Average Life and Effective Duration Municipal Securities Composition Diversified Investment Portfolio 6.0 6.1 6.1 7.0 6.7 4.6 4.7 4.8 5.4 5.7 2 3 4 5 6 7 8 2Q16 3Q16 4Q16 1Q17 2Q17 Years Average Life Effective Duration Collateralized Loan Obligations, $66mm, 2% SBA Securities, $178mm, 5% Agency Residential MBS, $404mm, 12% Agency Residential CMOs, $134mm, 4% Agency Commercial MBS, $918mm, 26% Private CMOs, $160mm, 5% Municipal Securities, $1,535mm, 44% Other, $80mm, 2% $3.5 Billion Total Portfolio (1) S&P Ratings % Total Issue Type % Total AAA 13% G.O. Limited 6% AA 78% G.O. Unlimited 47% A 4% Revenue 47% Not rated 5% 100% 100% Municipal Securities

Loans and Leases

Diversified Loan and Lease Portfolio



As of June 30, 2017
Other
Lender Finance & Timeshare
Venture Capital
Owner-Occupied Residential
Equipment Finance
Healthcare Asset-Based
Small Business
Other Asset-Based
Healthcare Real Estate
Technology Cash Flow
Healthcare Cash Flow
Security Cash Flow
Construction and Land
General Cash Flow
Income Producing Residential
Commercial Real Estate

	6/30/2017		6/30/2016	
($ in millions)	$	Mix	$	Mix
Lender Finance & Timeshare	$ 1,435	9%	$ 1,731	13%
Equipment Finance	614	4%	647	4%
Healthcare Asset-Based	156	1%	214	1%
Other Asset-Based	801	5%	739	5%
Total Asset-Based	3,006	19%	3,331	23%
Technology Cash Flow	995	6%	1,003	7%
Healthcare Cash Flow	515	3%	822	6%
Security Cash Flow	546	4%	430	3%
General Cash Flow	542	4%	515	5%
Total Cash Flow	2,598	18%	2,770	19%
Commercial Real Estate	3,033	21%	2,893	20%
Income Producing Residential	1,596	10%	1,012	7%
Construction and Land	1,165	7%	699	5%
Healthcare Real Estate	902	6%	1,153	8%
Small Business	484	3%	473	3%
Owner-Occupied Residential	123	1%	153	1%
Total Real Estate	7,303	47%	6,383	44%
Venture Capital	2,001	13%	1,666	11%
Other	635	4%	491	3%
Total Loans and Leases [1]	$ 15,543	100%	$ 14,641	100%

[1] Net of deferred fees and costs

PacWest Bancorp

Second Quarter 2017 | PACW | p. 17

Diversified Loan and Lease Portfolio Healthcare, $1,596mm, 21% SBA, $484mm, 6% Hospitality, $689mm, 9% Retail, $443mm, 6% Multifamily, $1,310mm, 17% Office, $830mm, 11% Owner - occupied, $742mm, 9% Construction, $1,111mm, 14% Other, $537mm, 7% Real Estate ($7.3B) Technology, $995mm, 38% Healthcare, $515mm, 20% Security, $546mm, 21% General, $542mm, 21% Cash Flow ($2.6B) Lender Finance & Timeshare, $1,435mm, 48% Equipment Finance, $614mm, 20% Healthcare, $156mm, 5% Other, $801mm, 27% Asset - Based ($3.0B) Later Stage, $287mm, 15% Expansion Stage, $941mm, 49% Equity Funds Group, $262mm, 13% Early Stage, $445mm, 23% Venture Capital ($2.0B)

Cash Flow Loan Portfolio Overview

Overview

- Our CapitalSource Division has dedicated groups that work with private equity sponsor firms throughout the US to provide senior debt financing to mature and profitable companies (Cash Flow lending).
  - All Cash Flow loans are senior debt obligations (other lenders may provide subordinate or mezzanine financing)
  - Average loan size of approximately $7.9 million
  - Approximately 62% of Cash Flow loans are Shared National Credits (see page 20)
- Since 2010, the principal focus of Cash Flow lending has been *Healthcare*, *Technology*, and *Security Monitoring*; lending to industries with high historical loss experience was either discontinued entirely (Media) or substantially reduced (General).
- General Cash Flow lending now focuses on businesses that have substantial market share, with barriers to entry, and are supported by proven equity sponsors.

	Originations		Aggregate Loss %	
	2001-2009	2010-2017	2001-2009	2010-2017
Healthcare	12%	31%	2.5%	1.4%
Technology	6%	42%	0.6%	0.3%
Security	7%	12%	-	-
General	65%	15%	7.2%	0.1%
Media	10%	-	13.3%	-
Total Cash Flow loans	100%	100%	6.4%	0.5%

Leveraged Lending Commitments Originated 2010-2017 ($6.5 Billion)


Became Classified, $529mm
Non-classified, $6.0 Billion

Outcome or Status of Commitments that Became Classified ($529 Million)


Repaid w/o Loss, $261mm
Upgraded, $25mm
Resolved w/ Loss, $129mm ($16.4mm Loss)
Still Classified, $114mm ($14.6mm Loss)

Leveraged Lending Commitments Originated By Leverage Multiple*


≥ 6x EBITDA, 26%
< 6x EBITDA, 74%

Total Cash Flow Portfolio By Risk Rating


Classified, 4.0%
Non-classified, 96.0%

Healthcare Cash Flow Portfolio By Business Type


Manufacturing/Distributor, 28%
Medical device, 11%
Business process outsourcing, 16%
Pharmaceutical, 6%
Healthcare services, 39%

* Measured on a fully-funded basis at closing and shown as a % of commitments originated.

PacWest Bancorp

Second Quarter 2017 | PACW | p. 19

SNCs are not a line of business. SNC relationships are included in business line balances. SNCs are facilities greater than $20 million with a federally supervised agent/lead bank shared by three or more federally supervised financial institutions. Approximately 103 SNC borrowers. Adhere to same credit underwriting standards as the rest of loan portfolio. One energy-related SNC (pass rated). Held for investment at June 30th, $21 million on nonaccrual and $32 million (1.7%) classified. Shared National Credit (SNC) Relationships Communications, $180mm, 9% Consumer Finance, $52mm, 3% Healthcare Cash Flow, $411mm, 21% Healthcare RE, $153mm, 8% Management Consulting, $23mm, 1% Manufacturing, $117mm, 6% Other, $141mm, 7% Security, $210mm, 11% Technology, $581mm, 30% Transportation, $77mm, 4% $1.9B of Loans at 6/30/2017

Healthcare CRE Loans - $941 Million as of 2Q17

- Our CapitalSource Division has been an active, disciplined Healthcare CRE lender since 2001
- From 2001 to 2016, the CapitalSource Division originated over $4.9 billion of Healthcare CRE loans with total *aggregate* losses of $33.3 million (67 bps)
- 74% of our Healthcare CRE portfolio is secured by skilled nursing facilities (SNF's)
- Underwriting discipline includes:
    - Lending at a conservative ratio of loan-to-value
        - The facility-level underwritten projected "debt yield" (net operating income ÷ first lien debt) generally exceeds 15%
    - Focus on experienced and reputable sponsors and operators
    - On-staff licensed nursing home administrator to evaluate clinical compliance and quality of care
    - Use of market per-bed or per-unit valuation trends and caps in conjunction with appraised values and underwritten values
    - Analysis of payor mix and state and federal revenue sources to monitor cash flows

Total Healthcare CRE Portfolio By Property Type



Assisted living, $140mm
Continuing care, $66mm
Hospital & Medical Office, $26mm
Other, $14mm
SNF, $695mm

SNF Loans By State



AZ, $41mm
TX, $28mm
Other, $146mm
NY, $30mm
NV, $42mm
CA, $86mm
VA, $75mm
NJ, $37mm
FL, $116mm
PA, $94mm

Total Healthcare CRE Portfolio By Risk Rating



Classified, 8% (3 loans)
Non-classified, 92%

PacWest Bancorp
Second Quarter 2017 | PACW | p. 21

Retail Real Estate Portfolio Overview

Loan Types

- **Construction- 80% in 4 projects**
  - Redevelopment in Chicago's exclusive Gold Coast luxury retail district
  - A Walmart Supercenter-anchored shopping center in Inland Empire region of Southern California
  - Development in a high density Brooklyn retail neighborhood that includes an Apple Store, Whole Foods, J. Crew, etc.
  - High traffic retail infill on Santa Monica Blvd. in Los Angeles
- **Owner-Occupied**
  - Not adversely affected by rental market volatility
  - SBA retail is 100% owner-occupied
    - SBA guaranteed portions retained (75% avg. guarantee)
- **CRE**
  - Traditional retail-focused commercial real estate lending including:
    - CapitalSource Division $231mm portfolio of 12 loans across 10 states with $19.3mm average balance focused on lifestyle centers and urban luxury centers
    - Community Bank Division $204mm portfolio almost entirely in California focused on suburban retail/strip centers

[1] $5.8 million classified at June 30, 2017 with related SBA guarantees totaling $2.1 million.

Outstanding balance: $590.0mm [1] /3.8% of Loans

Retail Loan Types



Owner-occupied 13%
Construction 13%
CRE 74%

CRE Retail Property Types
$435mm/2.8% of Loans



Other 3%
Urban luxury center 14%
Single Tenant 10%
Lifestyle center 11%
Traditional mall 4%
Restaurants 5%
Suburban retail/strip center 53%

PacWest Bancorp

Second Quarter 2017 | PACW | p. 22

CapitalSource Transition from Finance Company to Bank

CapitalSource Credit Profile: Lessons Learned and Changes Implemented

- CapitalSource experienced elevated losses on loans originated between 2003 and 2008.
  - 7.5% cumulative losses on $24 billion of originations, the substantial majority from lending products which were subsequently discontinued
- During 2008–09, a transformative de-risking effort was launched that included executive management changes, acquired an FDIC-insured bank subsidiary and made significant adjustments to lending practices.
  - Management changes included the promotion of Jim Pieczynski to CEO in 2010
  - CapitalSource Bank adopted new bank-standard lending policies appropriate for an FDIC-insured institution
    - Lending products that comprised nearly two-thirds of the aggregate losses were discontinued, including:
      - Subprime residential mortgage
      - Media and retail cash flow loans
      - Resort vacation club loans
      - Second lien/mezzanine CRE
      - Land loans
      - Construction loans (other than SBA)[1]
    - Other lending product standards were adjusted:
      - Limited general cash flow lending to selected industries and borrowers with strong market share, barriers to entry and support of proven equity sponsors
      - Focused CRE lending on stabilized cash-flowing collateral
      - Narrowed focus of Lender Finance group
- Added new lower-risk lending products, including SBA, multi-family and life insurance premium finance.
- Of the $24 billion originated from 2003 to 2008, approximately $376 million remains outstanding with $0.3 million classified as of June 30, 2017.

[1] The CapitalSource Division reintroduced this product in 2015.

2003 - 2008 CapitalSource Division Originations ($24 Billion)


Unchanged Products, 33%
Eliminated Products, 33%
Adjusted Products, 34%

Cumulative Losses ($1.8 Billion)


Adjusted Products, 33%
Unchanged Products, 4%
Eliminated Products, 63%

PacWest Bancorp

Second Quarter 2017 | PACW | p. 23

Loan and Lease Production of $1.1 Billion in 2Q17 $931 $1,072 $1,273 $1,049 $1,078 $720 $933 $526 $888 $843 4.0% 4.5% 5.0% 5.5% 6.0% 6.5% 7.0% 7.5% 8.0% $0.0 $0.2 $0.4 $0.6 $0.8 $1.0 $1.2 $1.4 $1.6 Q2 Q3 Q4 Q1 Q2 2016 2017 Avg. Rate on Production Billions Production Payoffs Avg Production Avg Payoffs Rate on Production ($ in millions) Production Payoffs Net Change Rate on Production 2Q17 1,078 $ 843 $ 235 $ 4.93% 1Q17 1,049 888 161 4.91% 4Q16 1,273 526 747 4.83% 3Q16 1,072 933 139 5.11% 2Q16 931 720 211 4.82%

Production by Industry / Loan Type ($ in millions) 2Q17 1Q17 4Q16 3Q16 Net Growth YTD 2017 Lender Finance and Timeshare 18 $ 27 $ 146 $ 12 $ (232) $ Equipment Finance 65 21 98 96 (78) Healthcare Asset-Based - 1 - - (25) Other Asset-Based 52 37 39 103 37 Asset-Based 135 86 283 211 (298) Technology Cash Flow 84 109 5 124 (53) Healthcare Cash Flow 46 27 57 36 (284) Security Cash Flow 21 57 14 29 106 General Cash Flow 45 15 62 50 (22) Cash Flow 196 208 138 239 (253) Commercial Real Estate 210 186 238 154 46 Income Producing and Residential Real Estate 239 300 132 163 405 Construction and Land 51 100 50 29 200 Healthcare Real Estate 46 11 88 10 (53) Small Business 25 21 10 17 30 Real Estate 571 618 518 373 628 Venture Capital 128 91 195 154 13 Other 48 46 139 95 (3) Total 1,078 $ 1,049 $ 1,273 $ 1,072 $ 87 $

Impact of Rising Rates on the Loan and Lease Portfolio $951 $694 $771 $2,359 1 Year 2 Years 3 Years > 3 Years Fixed/Hybrid Years to Maturity/Repricing ($ in Millions) Fixed Rate, 19% Variable Rate, 70% Hybrid, 11% Loan Portfolio by Repricing Type Amount % ($ in millions) 1-month LIBOR 5,643 $ 2-month LIBOR 16 3-month LIBOR 1,557 6-month LIBOR 1,189 12-month LIBOR 64 Total LIBOR-based Loans 8,469 67% Prime Rate 3,552 28% Other Index 771 5% Total Variable Loans 12,792 $ 100% Variable Rate and Hybrid Loans by Index Cumulative Amount of Loans Rate Increase Needed to Reprice ($ in millions) $10,828 1 to 100 bps $10,976 101 to 200 bps $11,010 > 200 bps Repricing of Variable Rate Loans (In Millions) Loan Rate Above Floor 1 to 25 Bps 26 to 100 Bps > 101 Bps Total 1ML 5,501 40 95 7 5,643 3ML 1,557 - - - 1,557 Prime 2,765 78 30 95 2,968 Other 643 67 52 80 842 Total 10,466 185 177 182 11,010 Variable Loans Lift Off of Loan Floors

Credit Quality

Non-PCI Credit Quality

($ in thousands)		2Q17	1Q17	4Q16	3Q16	2Q16
Nonaccrual Loans and Leases HFI	$	172,576	173,030	170,599	171,085	127,655
As a % of Loans and Leases HFI	%	1.11%	1.11%	1.11%	1.16%	0.88%
Nonperforming Assets	$	185,854	185,872	183,575	186,198	143,836
As a % of Loans and Leases & Foreclosed Assets	%	1.20%	1.20%	1.19%	1.27%	0.99%
Classified Loans and Leases HFI (1)	$	339,977	424,399	409,645	417,541	441,035
As a % of Loans and Leases HFI	%	2.19%	2.73%	2.66%	2.84%	3.03%
Credit Loss Provision	$	12,500	24,500	21,000	8,000	12,000
As a % of Average Loans and Leases (annualized)	%	0.33%	0.64%	0.56%	0.22%	0.34%
Trailing Twelve Months Net Charge-offs	$	56,802	36,287	21,990	6,480	5,837
As a % of Average Loans and Leases	%	0.37%	0.24%	0.15%	0.04%	0.04%
Allowance for Credit Losses (ACL) (2)	$	159,142	167,589	161,278	154,070	149,944
As a % of Loans and Leases HFI	%	1.02%	1.08%	1.05%	1.05%	1.03%
ACL / Nonaccrual Loans and Leases HFI	%	92.22%	96.86%	94.54%	90.06%	117.46%

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful
(2) Allowance for credit losses includes allowance for loan and lease losses and reserve for unfunded commitments

PacWest Bancorp

Second Quarter 2017 | PACW | p. 28

Key Credit Trends 1.03% 1.05% 1.05% 1.08% 1.02% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI ACL / Non - PCI Loans and Leases HFI 3.03% 2.84% 2.66% 2.73% 2.19% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI Classified Loans and Leases HFI/ Average Non - PCI Loans and Leases 0.88% 1.16% 1.11% 1.11% 1.11% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI Nonaccrual Loans and Leases HFI / Non - PCI Loans and Leases HFI 0.99% 1.27% 1.19% 1.20% 1.20% 2Q16 3Q16 4Q16 1Q17 2Q17 Non - PCI NPAs / Non - PCI Loans and Leases HFI and Foreclosed Assets

Non-PCI Nonaccrual Loan and Lease Detail

($ in thousands)	Non-PCI Nonaccrual Loans and Leases 6/30/2017 Balance	6/30/2017 % of Loan Category	3/31/2017 Balance	3/31/2017 % of Loan Category	Non-PCI Accruing and 30 -89 Days Past Due 6/30/2017 Balance	3/31/2017 Balance
Real estate mortgage:						
Commercial	$ 65,599	1.5%	$ 66,216	1.5%	$ 3,734	$ 7,383
Residential	5,229	0.3%	5,826	0.4%	46	640
Total real estate mortgage	70,828	1.2%	72,042	1.2%	3,780	8,023
Real estate construction and land:						
Commercial	-	0.0%	-	0.0%	-	-
Residential	-	0.0%	362	0.1%	-	-
Total R.E. construction and land	-	0.0%	362	0.0%	-	-
Commercial:						
Cash flow	43,169	1.5%	53,611	1.7%	201	394
Equipment finance	31,111	5.1%	30,388	4.9%	-	115
Venture capital	25,278	1.3%	15,289	0.8%	23,171	13,265
Asset-based	1,718	0.1%	1,165	0.0%	-	-
Total commercial	101,276	1.3%	100,453	1.2%	23,372	13,774
Consumer	472	0.1%	173	0.0%	-	49
Total[(1)]	$ 172,576	1.1%	$ 173,030	1.1%	$ 27,152	$ 21,846

(1) Excludes loans held for sale at lower of cost or fair value at June 30, 2017.

At June 30, 2017, the Company's ten largest Non-PCI loan relationships on nonaccrual status had an aggregate book balance of $141 million and represented 82% of total Non-PCI nonaccrual loans and leases.

PacWest Bancorp

Second Quarter 2017 | PACW | p. 30

Deposits

Does not include $1.8 billion of client investment funds held at June 30, 2017. Deposit Detail Core: 78% Core: 75% Noninterest - bearing demand Interest checking Money market Savings Brokered non - maturity TCD<=$250K TCD>$250K June 30, 2017 Noninterest - bearing demand Interest checking Money market Savings Brokered non - maturity TCD<=$250K TCD>$250K June 30, 2016 ($ in millions) Deposit Category Amount % of Total Amount % of Total Noninterest-bearing demand deposits 6,701 $ 40% 6,223 $ 41% Interest checking deposits 1,762 10% 1,035 7% Money market deposits 4,034 24% 3,393 22% Savings deposits 721 4% 761 5% Total core deposits 13,218 78% 11,412 75% Non-core non-maturity deposits 1,329 8% 973 7% Total non-maturity deposits 14,547 86% 12,385 82% Time deposits $250,000 and under 1,941 12% 2,226 15% Time deposits over $250,000 387 2% 537 3% Total time deposits 2,328 14% 2,763 18% Total deposits (1) 16,875 $ 100% 15,148 $ 100% June 30, 2017 June 30, 2016

Deposit Portfolio Includes brokered deposits of $771 million with a weighted average maturity of 6 months and a weighted average cost of 0.91%. ($ in millions) Time Deposits Time Deposits Total $250,000 Over Time Contractual Time Deposit Maturities and Under $250,000 Deposits Rate Due in three months or less 575 $ 196 $ 771 $ 0.43% Due in over three months through six months 542 103 645 0.60% Due in over six months through twelve months 681 68 749 0.65% Due in over 12 months through 24 months 98 12 110 0.66% Due in over 24 months 45 8 53 0.61% Total 1,941 $ (1) 387 $ 2,328 $ 0.56% June 30, 2017 $15.1 $15.6 $15.9 $16.3 $16.9 0.10% 0.20% 0.30% 0.40% 0.50% 0.0 5.0 10.0 15.0 20.0 2Q16 3Q16 4Q16 1Q17 2Q17 Cost Balance ($ in Billions) Core Deposits Non-Core Deposits Cost of Interest-Bearing Deposits Cost of Total Deposits

Net Interest Margin

Includes $12.1 million in Q1 2016 and $13.5 million in Q4 2016 of accelerated discount accretion from the payoff of nonaccrual PCI loans. Source: SNL Financial using data as of 7/31/17 (1) Industry Leading Tax Equivalent Net Interest Margin (1) (1) 5.91% 5.95% 5.89% 5.46% 5.22% 5.53% 5.33% 5.26% 5.47% 5.16% 5.21% 3.53% 3.43% 3.43% 3.43% 3.42% 3.40% 3.38% 3.38% 3.40% 3.40% 3.50% 3.00% 3.50% 4.00% 4.50% 5.00% 5.50% 6.00% 6.50% 7.00% 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 PACW Reported NIM Banks $15-$25B Reported NIM

Includes $12.1 million in Q1 2016 and $13.5 million in Q4 2016 of accelerated discount accretion from the payoff of nonaccrual PCI loans. Source: SNL Financial using data as of 7/31/17 Higher Loan Yields From Disciplined & Diversified Lending (1) (1) (1)

Source: SNL Financial using data as of 7/31/17 Deposit Franchise: 2Q17 Deposit Cost of 25 Basis Points

Asset Sensitive Balance Sheet Benefits From Rising Rates ($ in millions) Forecasted Percentage Forecasted Net Interest Income Change Net Interest Margin Interest Rate Scenario (Tax Equivalent) From Base (Tax Equivalent) Up 300 basis points 1,163.6 $ 16.6% 5.95% Up 200 basis points 1,110.3 11.2% 5.68% Up 100 basis points 1,056.0 5.8% 5.40% Base case 998.2 - 5.10% June 30, 2017 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% Base Up 100 Up 200 Up 300 PacWest Bancorp IRR Model Results - % Change in NII - Year 1 Static Balance Sheet - June 30, 2017 Sudden Parallel Shocks PACW

Controlled Expenses

Source: SNL Financial using data as of 7/31/17 Efficiency Ratio Trend

(1) Source: SNL Financial Focus and Execution Drive Efficiency 57.2% 55.0% 54.0% 56.4% 60.7% 41.6% 38.5% 39.8% 41.4% 40.3% 2009 2010 2011 2012 2013 2014 2015 2016 1Q17 2Q17 Efficiency Ratio (1) $60 $57 $60 $70 $72 $147 $193 $203 $218 $225 2009 2010 2011 2012 2013 2014 2015 2016 1Q17 2Q17 Average Branch Size ($ - M)

Acquisitions

Acquisition Strategy In-Market Consolidation Market Expansion Asset Generation Capability Strong Core Deposit Base Sound Strategic Focus Key Drivers of Accretion Cost Savings Customer Retention Margin Improvement

CU Bancorp – Transaction Rationale

Improves Deposit and Liquidity Position	• Outstanding deposit franchise: 55% non-interest bearing deposits; 13 basis point total cost of deposits [1] • Large efficient branches similar to PacWest's existing network • Asset sensitive balance sheet consistent with PacWest's asset-liability profile • Liquid balance sheet with 82% loan-to-deposits ratio [1]
Exceptional credit in similar businesses	• Historically strong organic loan growth • Exceptional credit quality with 0.02% NPA/Assets [1] • Very similar loan profile to PacWest's Community Bank Division
Low risk transaction with significant efficiency opportunities	• 8 of 9 CU Bancorp branches, representing 96% of total deposits, within 3.1 miles of a PacWest branch • Leading C&I community bank in the LA metro area which will complement the PacWest franchise • Revenue opportunity for larger loans and deposits from existing customers (not modeled) • A PacWest management team that is highly experienced in M&A, having completed 28 deals since inception
Compelling Financial Metrics	• ~6% EPS accretive in 2018 • Tangible book value earn-back of 4.5 years • IRR >16% • Stock and cash transaction effectively deploys excess capital and maintains TCE/TA ratio of 10%

(1) Financial data as of 6/30/2017.

PacWest Bancorp

Second Quarter 2017 | PACW | p. 44

CU Bancorp – Transaction Metrics

Transaction Summary	Per Share Price:	$39.45 per share[1]
	Transaction Value:	$705 million in aggregate
	Consideration Mix:	70% PACW common stock / 30% cash
	Fixed Exchange Ratio:	0.5308x
	Cash per Share	$12.00
	Assumed Closing:	4Q17
Transaction Valuation	Price / 2017E EPS[2]:	22.9x
	Price / Tangible Book Value:	2.84x
	Core Deposit Premium[3]:	18.0%
PACW Financial Impact	2018E EPS Impact[2]:	~6% Accretive
	Pro Forma TBV / Share Dilution at Close[4]:	~6% Dilutive
	IRR[5]:	> 16%
Capital Ratios at Close	TCE / TA ratio:	10.2%
	Tier 1 capital ratio:	10.9%
	Tier 1 leverage:	10.4%

Note: Market data as of April 5, 2017.

(1) Based on PacWest's closing price on April 5, 2017.

(2) Estimated financial impact is presented solely for illustrative purposes using IBES estimates. Neither PacWest nor CU Bancorp endorse the IBES estimates or publish financial guidance. Actual results may differ materially.

(3) Core deposits are defined as total deposits less time deposits greater than $100,000.

(4) Includes restructuring charges, net of tax.

(5) Assumes a 9.0% TCE / TA threshold and 17.5x P/E exit multiple.

PacWest Bancorp

Second Quarter 2017 | PACW | p. 45

CU Bancorp – Pro Forma Balance Sheet (12/31/16)

($ in thousands)	Standalone 12/31/16		MTM/	Adjusted	Purchase	Pro
	PacWest	CUB	Adjustments	CUB	Accounting	Forma
Assets:						
Cash and Securities	$ 3,665	$ 772	$ (28) [1]	$ 744	$ (14) [3]	$ 4,395
Gross Loans	15,456	2,050	(19)	2,031	-	17,487
Loan Loss Reserve	(157)	(19)	19	-	-	(157)
Net Loans	15,299	2,031	- [2]	2,031	-	17,330
Other Tangible Assets	696	121	-	121	(14) [4]	803
Total Tangible Assets	19,660	2,924	(28)	2,896	(28)	22,528
Goodwill	2,174	65	-	65	391	2,630
Other Intangibles	36	6	-	6	33 [5]	75
Intangible Assets	2,210	71	-	71	424	2,705
Assets	$ 21,870	$ 2,995	$ (28)	$ 2,967	$ 396	$ 25,233
Liabilities & Shareholders' Equity:						
Deposits	$ 15,871	$ 2,607	$ -	$ 2,607	$ 214 [6]	$ 18,692
Borrowings	1,346	29	-	29	-	1,375
Other Liabilities	174	21	-	21	6 [7]	201
Liabilities and Borrowings	17,391	2,657	-	2,657	220	20,268
Preferred Stock	-	17	(17)	-	-	-
Common Stock	4,479	321	(11)	310	176 [8]	4,965
Shareholders' Equity	4,479	338	(28)	310	176	4,965
Liabilities & Shareholders' Equity	$ 21,870	$ 2,995	$ (28)	$ 2,967	$ 396	$ 25,233

(1) After-tax seller transaction costs of $17 million and redemption of $17 million in preferred stock, net of $6 million proceeds from vesting of restricted stock.
(2) Carrying value of CUB loans is assumed to be at fair value.
(3) After-tax purchaser transaction costs of $14 million.
(4) Net DTL related to CDI and SERP liability.
(5) Core deposit intangibles.
(6) Fund cash portion of purchase price from deposits.
(7) To record SERP liability at fair value.
(8) Equity portion of purchase price, less after-tax purchaser transaction costs.

PacWest Bancorp

Second Quarter 2017 | PACW | p. 46

Strong Franchise Value

National Lending Combined With California Branch Network Source: SNL Financial Los Angeles, CA Durham, NC Chevy Chase, MD Chicago, IL St. Louis, MO Denver, CO New York, NY Boston, MA Minneapolis, MN Austin, TX Campbell, CA Menlo Park, CA San Francisco, CA Seattle, WA Atlanta, GA San Diego, CA  CapitalSource Division office  Square 1 Bank Division office  Pacific Western Bank branch

California Public Banks and Thrifts

As of June 30, 2017

Rank	Company Name	Ticker		Assets ($000)
1	Wells Fargo & Company	WFC	$	1,930,871,000
2	First Republic Bank	FRC	$	80,978,231
3	SVB Financial Group	SIVB	$	48,400,379
4	East West Bancorp, Inc.	EWBC	$	35,917,617
5	PacWest Bancorp	PACW	$	22,246,877
6	Cathay General Bancorp	CATY	$	14,336,785
7	Hope Bancorp, Inc.	HOPE	$	13,859,217
8	Banc of California, Inc.	BANC	$	10,365,768
9	Bofl Holding, Inc.	BOFI	$	8,501,680
10	CVB Financial Corp.	CVBF	$	8,418,203
11	Opus Bank	OPB	$	7,676,459
12	Farmers & Merchants Bank of Long Beach	FMBL	$	6,908,218
13	Pacific Premier Bancorp, Inc.	PPBI	$	6,440,631
14	Mechanics Bank	MCHB	$	5,423,198
15	Westamerica Bancorporation	WABC	$	5,393,350
16	Hanmi Financial Corporation	HAFC	$	4,973,346
17	TriCo Bancshares	TCBK	$	4,519,935
18	First Foundation, Inc.	FFWM	$	3,903,234
19	Community Bank	CYHT	$	3,749,448
20	Preferred Bank	PFBC	$	3,579,395
21	Grandpoint Capital Inc.	GPNC	$	3,252,046
22	CU Bancorp	CUNB	$	3,038,125
23	Farmers & Merchants Bancorp	FMCB	$	3,000,000
24	1867 Western Financial Corporation	WFCL	$	2,856,126
25	Heritage Commerce Corp	HTBK	$	2,732,900
26	Exchange Bank	EXSR	$	2,243,641
27	Bank of Marin Bancorp	BMRC	$	2,100,716
28	Sierra Bancorp	BSRR	$	2,077,980
29	River City Bank	RCBC	$	1,966,026
30	American Business Bank	AMBZ	$	1,777,622

Source: SNL Financial using data as of 8/03/2017

PacWest Bancorp

Second Quarter 2017 | PACW | p. 49

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies. The table on the following slide presents reconciliations of GAAP financial measurements to the non-GAAP financial measurements and certain key performance ratios. Non-GAAP Measurements

Tangible Common Equity Ratio/Tangible Book Value Per Share

($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
PacWest Bancorp Consolidated:					
Stockholders' equity	$ 4,559,905	$ 4,508,106	$ 4,479,055	$ 4,542,595	$ 4,513,304
Less: Intangible assets	2,204,186	2,207,251	2,210,315	2,213,491	2,219,557
Tangible common equity	$ 2,355,719	$ 2,300,855	$ 2,268,740	$ 2,329,104	$ 2,293,747
Total assets	$ 22,246,877	$ 21,927,254	$ 21,869,767	$ 21,315,291	$ 21,147,139
Less: Intangible assets	2,204,186	2,207,251	2,210,315	2,213,491	2,219,557
Tangible assets	$ 20,042,691	$ 19,720,003	$ 19,659,452	$ 19,101,800	$ 18,927,582
Equity to assets ratio	20.50%	20.56%	20.48%	21.31%	21.34%
Tangible common equity ratio (1)	11.75%	11.67%	11.54%	12.19%	12.12%
Book value per share	$ 37.55	$ 37.13	$ 36.93	$ 37.29	$ 37.05
Tangible book value per share (2)	$ 19.40	$ 18.95	$ 18.71	$ 19.12	$ 18.83
Shares outstanding	121,448,321	121,408,133	121,283,669	121,817,524	121,819,849
Pacific Western Bank:					
Stockholders' equity	$ 4,460,911	$ 4,405,770	$ 4,374,478	$ 4,416,623	$ 4,390,928
Less: Intangible assets	2,204,186	2,207,251	2,210,315	2,213,491	2,219,557
Tangible common equity	$ 2,256,725	$ 2,198,519	$ 2,164,163	$ 2,203,132	$ 2,171,371
Total assets	$ 22,223,320	$ 21,910,720	$ 21,848,644	$ 21,266,705	$ 21,084,950
Less: Intangible assets	2,204,186	2,207,251	2,210,315	2,213,491	2,219,557
Tangible assets	$ 20,019,134	$ 19,703,469	$ 19,638,329	$ 19,053,214	$ 18,865,393
Equity to assets ratio	20.07%	20.11%	20.02%	20.77%	20.82%
Tangible common equity ratio (1)	11.27%	11.16%	11.02%	11.56%	11.51%

(1) Tangible common equity divided by tangible assets

(2) Tangible common equity divided by shares outstanding

PacWest Bancorp

Second Quarter 2017 | PACW | p. 51